Exhibit 99.1

Genie Energy Ltd. Reports Fourth Quarter and Full Year 2018 Results

NEWARK, NJ — March 7, 2019: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported fourth quarter 2018 earnings per diluted share of $0.47 on revenue of $62.8 million. Full year 2018 earnings per diluted share were $0.83 on revenue of $280.3 million.

OPERATIONAL AND FINANCIAL HIGHLIGHTS

(Throughout this release, 4Q18 results are compared to 4Q17 and full year 2018 results are compared to full year 2017 unless otherwise noted)

●	During 4Q18, Genie acquired a majority stake in Prism Solar Technologies, a solar solutions company and domestic manufacturer of high-efficiency bi-facial solar panels;

●	In January 2019, Genie acquired a controlling interest in Helsinki-based Lumo Energia, a Finnish provider of retail electricity;

●	Consolidated revenue in 4Q18 decreased to $62.8 million from $73.1 million. Full year 2018 revenue increased to $280.3 million from $264.2 million;

●	Consolidated loss from operations in 4Q18 was $1.8 million compared to income from operations of $430 thousand. Full year 2018 income from operations was $8.5 million compared to a loss from operations of $6.5 million;

●	Consolidated Adjusted EBITDA* in 4Q18 was negative $554 thousand compared to positive $8.9 million. Full year 2018 Adjusted EBITDA increased to $17.9 million from $7.3 million;

●	Earnings per diluted share were $0.47 in 4Q18 compared to a loss per share of $0.01. Full year 2018 earnings per diluted share were $0.83 compared to a loss per share of $0.36. EPS in 4Q18 was positively impacted by the release of a valuation allowance on a deferred tax asset;

●	Genie Energy’s Board of Directors has declared a fourth quarter dividend of $0.075 per share.

COMMENTS OF MICHAEL STEIN, CEO OF GENIE ENERGY

“Throughout 2018, we continued our strategic focus on building and diversifying our retail energy and services business. We invested the strong cash flows generated by our domestic energy supply operations in promising growth opportunities, both domestic and international, while significantly strengthening our balance sheet.

“Our recent investment initiatives include expansion of our retail supply operations into new international markets. Following the end of the quarter, we acquired a majority stake in Lumo Energia, a Finnish retail energy supplier. Lumo brings us its existing customer base and a platform to address the 12-plus million deregulated meters in the Scandinavian market. In February, we began to enroll new customers in Japan’s fully deregulating and extensive retail market. With our joint venture in the UK ramping up its meter acquisition program, we had over 50,000 international meters as of the end of February and footholds in several of the world’s most promising deregulated retail energy markets.

“Domestically, we plan to return to meter growth in 2019. As part of that effort, we are working to expand our service footprint in certain states we already serve and to obtain licenses to operate in additional deregulated states. Late last year, we secured a license to operate in Texas, one of the nation’s largest deregulated retail electricity markets, and we expect to begin enrolling meters there during the first half of 2019.

“In addition, we are intensifying our customer acquisition efforts in our current territories while maintaining our discipline and focus on higher consumption meters. This effort generated strong positive net meter growth through the first two months of 2019.

“Within our energy services business, we are very excited by the potential and progress of Prism Solar Technologies, the manufacturer of high efficiency, bi-facial solar panels in which we acquired a controlling stake during the fourth quarter.

“On a consolidated bases, Genie Energy delivered solid financial results for the full year 2018 including significant gains in revenue, income from operations, and EPS. Fourth quarter results were in-line with our expectations although not at the level of our performance in the year ago quarter.”

CONSOLIDATED RESULTS

$ in millions, except EPS	4Q18	3Q18	4Q17	4Q18-4Q17 change (% / $)	2018	2017	2018-2017 change (% / $)
Revenue	$62.8	$71.8	$73.1	(14.1)%	$280.3	$264.2	+6.1%
Gross profit	$14.7	$21.3	$26.8	(44.9)%	$76.5	$85.5	(10.5)%
Gross margin percentage	23.5%	29.6%	36.6%	(1310) BP	27.3%	32.4%	(510) BP
SG&A expense (including stock-based compensation)	$15.2	$13.9	$17.1	(11.2)%	$61.6	$80.1	(23.1)%
Stock-based compensation included in SG&A	$0.8	$1.1	$1.4	(41.2)%	$4.5	$5.2	(13.2)%
Exploration expense**	-	-	$2.3	$(2.3)	$0.2	$4.9	$(4.6)
Equity in the net loss of equity method investees ***	$(1.3)	$(0.9)	$(0.4)	$(0.9)	$(3.4)	$(0.6)	$(2.9)
Write-off of capitalized exploration cost	-	-	$6.5	$(6.5)	-	$6.5	$(6.5)
(Loss) income from operations	$(1.8)	$6.0	$0.4	$(2.2)	$8.5	$(6.5)	+$15.1
Adjusted EBITDA*	$(0.6)	$8.0	$8.9	$(9.5)	$17.9	$7.3	+$10.6
Benefit from (provision for) income taxes	$14.1	$(0.7)	$(1.3)	+$15.4	$12.4	(1.7)	+$14.1
Net income (loss) attributable to Genie Energy common stockholders	$12.3	$5.5	$(0.2)	+$12.5	$21.3	$(8.5)	+$29.8
Earnings (loss) per diluted share attributable to Genie Energy common stockholders	$0.47	$0.21	$(0.01)	+$0.48	$0.83	$(0.36)	+$1.19
Capitalized exploration costs	-	-	-	-	-	$5.6	$(5.6)
Net cash (used in) provided by operating activities	$(0.9)	$8.2	$5.9	$(6.0)	$19.4	$9.4	+$10.0

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

*** Genie Energy accounts for its investment in Orbit Energy, its joint venture operating in the UK, and in Atid, a drilling services company in Israel, under the equity method of accounting. Under this method Genie Energy records its share in the net income or loss of the venture. Therefore, revenue generated, and expenses incurred by the venture are not reflected in Genie Energy’s consolidated revenue and expenses.

SEGMENT RESULTS

Genie Energy’s segment reporting has been revised to align with recent changes in its business operations and structure. Effective 4Q18 and for all prior periods reported:

●	Genie Retail Energy (GRE) comprises domestic and international retail energy supply businesses, including results from the operations of Genie Energy’s joint venture in the UK;

●	Genie Energy Services (GES) comprises Genie Solar, Prism Solar Technologies, and Diversegy, a retail brokerage and advisory business (formerly in GRE);

●	Genie Oil and Gas (GOGAS) comprises Afek’s oil and gas exploration venture in Israel (formerly a separate segment) and legacy inactive exploration ventures;

●	Corporate is Genie Energy’s corporate overhead.

Genie Retail Energy (GRE)

Genie Retail Energy ($ in millions)	4Q18	3Q18	4Q17	4Q18-4Q17 change (% / $)	2018	2017	2018-2017 change (% / $)
Total revenue	$58.8	$71.0	$72.6	(19.0)%	$274.4	$262.3	+4.6%
Electricity revenue	$46.7	$67.3	$58.5	(20.2)%	$227.9	$222.2	+2.6%
Natural gas revenue	$12.1	$3.7	$14.1	(14.1)%	$46.6	$40.1	+16.1%
Gross profit	$14.5	$20.8	$26.4	(45.3)%	$75.3	$84.4	(10.8)%
Gross margin percentage	24.6%	29.4%	36.4%	(1180) BP	27.4%	32.2%	(480) BP
SG&A expense	$11.5	$10.6	$13.4	(13.6)%	$46.6	$65.7	(29.1)%
Equity in the net loss of equity method investees	$(1.0)	$(0.8)	$(0.4)	$(0.6)	$(3.0)	$(0.6)	$(2.4)
Income from operations	$1.6	$9.4	$12.3	$(10.7)	$24.8	$17.4	+$7.4
Adjusted EBITDA	$2.1	$9.9	$12.9	$(10.8)	$26.9	$19.6	+$7.3

Genie Retail Energy’s US customer base - as measured in residential customer equivalents (RCEs) and meters served - decreased year over year (see chart below) as the company focused on higher value customers, reduced regulatory risk in certain jurisdictions, and reduced customer acquisition expense in order to increase liquidity and enhance strategic flexibility.

Genie Retail Energy RCEs and Meters at End of Quarter (in thousands)	December 31*, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Electricity RCEs	197	216	219	218	228
Natural gas RCEs	59	59	64	67	73
Total RCEs	256	275	283	285	301

Electricity meters	249	269	282	284	307
Natural gas meters	74	73	81	89	105
Total meters	323	342	363	373	412

* Includes Orbit Energy

GRE: 4Q18 and Full Year 2018 KPIs and Take-Aways:

●	Gross meter acquisitions during 4Q18 totaled 42,000 compared to 62,000 in 4Q17 and 45,000 in 3Q18.

●	Average monthly customer churn in 4Q18 was 7.1% compared to 5.7% in the prior quarter and 6.9% in the year ago quarter. Churn was negatively impacted by the expiration of a municipal aggregation agreement in New Jersey. Excluding the impact of the expiration, churn for the quarter would have been approximately 6.1%.

●	Meters enrolled in offerings with fixed rate characteristics constituted approximately 32% of GRE’s total load during December 2018 compared to 30% in December 2017.

●	4Q18 revenue decreased to $58.8 million from $72.6 million, and full year 2018 revenue decreased to $274.4 million from $262.3 million. The revenue reductions were driven by decreases in GRE’s meter base slightly offset by higher revenue per unit sold of electricity and natural gas.

●	Gross margin percentage in 4Q18 was 24.6% compared to 36.4% in 4Q17. Full year 2018 gross margin percentage decreased to 27.4% from 32.2%. The decreases primarily reflect rising electricity commodity costs compared to the prior periods.

●	SG&A expense in 4Q18 decreased to $11.5 million from $13.4 million. Full year 2018 SG&A expense decreased to $46.6 million from $65.7 million. The decreases primarily resulted from reductions in customer acquisition costs related to the lower levels of gross meter adds and lower legal expense.

●	Income from operations in 4Q18 decreased to $1.6 million from $12.3 million driven principally by decreases in meters served and a decrease in the gross margin from electricity sales. Full year 2018 income from operations increased to $24.8 million from $17.4 million primarily due to the decrease in full year SG&A expense.

Genie Energy Services

Genie Energy Services is comprised of Diversegy, an energy advisory and brokerage services company, and Genie’s solar businesses including Prism Solar Technologies in which Genie acquired a controlling interest during 4Q18. GES’ revenue was $4.0 million in 4Q18 compared to $488 thousand in 4Q17. The increase primarily reflects the addition of Prism Solar Technologies’ revenue in 4Q18. GES’ loss from operations was $637 thousand compared to $84 thousand in 4Q17. GES’ full year 2018 revenue was $5.7 million compared to $1.9 million in 2017, and full year 2018 loss from operations was $982 thousand compared to $784 thousand.

Genie Oil and Gas (GOGAS)

Genie Energy’s GOGAS segment includes its Afek oil and gas exploration project, several dormant exploration operations and a minority position in a drilling services company in Israel. Afek is currently awaiting the permits required for final testing on an existing well. In 3Q18, GOGAS divested a majority stake in a drilling services company. For periods prior to the divestiture, results include the full impact of that company’s operations, and for subsequent periods, results include only Genie Energy’s portion of results.

In 4Q18, GOGAS incurred $778 thousand in SG&A expense. In 4Q17, GOGAS incurred $524 thousand in SG&A expense, $2.3 million in exploration expense, and a $6.5 million write-off of capitalized exploration costs.

Corporate

Corporate overhead totaled $1.7 million in 4Q18, including $646 thousand in non-cash compensation, compared to $2.5 million and $1.1 million, respectively. Full year 2018 corporate overhead totaled $8.3 million, including $4.0 million in non-cash compensation, compared to $9.8 million in 2017, including $4.4 million in non-cash compensation.

BALANCE SHEET HIGHLIGHTS

At December 31, 2018, Genie Energy had $146.9 million in total assets, including $44.2 million in cash, cash equivalents and restricted cash. Liabilities totaled $54.2 million. Working capital (current assets less current liabilities) totaled $47.1 million.

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie Energy’s Board of Directors has declared a 4Q18 dividend of $0.075 per share of Class A and Class B common stock with a record date of March 25, 2019. The dividend will be paid on or about March 29, 2019. The distribution will be treated as an ordinary dividend for income tax purposes.

GENIE ENERGY EARNINGS CONFERENCE CALL

This earnings press release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, March 7, 2019, Genie Energy’s management will host a conference call to present financial and operational results, business outlook and strategy followed by Q&A with investors.

To participate in the conference call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

The call replay will be available at 1-844-512-2921 (US toll-free) or 1-412-317-6671 (international) through March 14, 2019. The replay PIN is 10128971. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website to have earnings releases and other press releases e-mailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd., (NYSE: GNE, GNEPRA) is a global energy solutions company. We supply homes and small businesses in the US, Europe and Asia with electricity - including electricity generated from renewable resources - and natural gas. We provide commercial and industrial clients with energy brokerage and consultative services through our Diversegy brand. Through Genie Solar Energy and Prism Solar, we design, construct and deliver commercial solar energy solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

December 31 (in thousands, except per share amounts)	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,601	$29,913
Trade accounts receivable, net of allowance for doubtful accounts of $2,003 and $1,099 at December 31, 2018 and 2017, respectively	35,920	44,629
Inventory	9,893	3,986
Prepaid expenses	6,167	6,131
Other current assets	4,323	5,503
TOTAL CURRENT ASSETS	97,904	90,162
Property and equipment, net	4,301	4,020
Goodwill	11,082	9,998
Other intangibles, net	6,321	4,859
Investment in equity method investees	2,208	3,450
Restricted cash – long-term	943	1,496
Deferred income tax assets, net	15,625	2,141
Other assets	8,480	9,652
TOTAL ASSETS	$146,864	$125,778
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Notes payable	$923	$—
Trade accounts payable	18,508	21,068
Accrued expenses	25,242	28,069
Income taxes payable	1,463	2,204
Due to IDT Corporation	234	228
Other current liabilities	4,416	3,172
TOTAL CURRENT LIABILITIES	50,786	54,741
Revolving line of credit	2,516	2,513
Other liabilities	900	1,396
TOTAL LIABILITIES	54,202	58,650
Commitments and contingencies
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares – 10,000:
Series 2012-A, designated shares – 8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at December 31, 2018 and 2017	19,743	19,743
Class A common stock, $0.01 par value; authorized shares – 35,000; 1,574 shares issued and outstanding at December 31, 2018 and 2017	16	16
Class B common stock, $0.01 par value; authorized shares – 200,000; 25,544 and 23,601 shares issued and 25,294 and 23,270 shares outstanding at December 31, 2018 and 2017, respectively	255	236
Additional paid-in capital	136,629	130,870
Treasury stock, at cost, consisting of 250 and 331 shares of Class B common at December 31, 2018 and 2017, respectively	(1,624)	(2,428)
Accumulated other comprehensive income	2,591	3,045
Accumulated deficit	(53,939)	(67,469)
Total Genie Energy Ltd. stockholders’ equity	103,671	84,013
Noncontrolling interests:
Noncontrolling interests	(11,009)	(16,885)
Total noncontrolling interests	(11,009)	(16,885)
TOTAL EQUITY	92,662	67,128
TOTAL LIABILITIES AND EQUITY	$146,864	$125,778

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in thousands, except per share data)	2018	2017
REVENUES:
Electricity	$227,883	$222,171
Natural gas	46,560	40,098
Other	5,866	1,933
Total revenues	280,309	264,202
Cost of revenues	203,762	178,693
GROSS PROFIT	76,547	85,509
OPERATING EXPENSES AND LOSSES:
Selling, general and administrative	61,583	80,122
Exploration	244	4,879
Write-off of capitalized exploration costs	—	6,483
Impairment of assets	2,742	—
Equity in the net loss in equity method investees	3,430	565
Income (Loss) from operations	8,548	(6,540)
Interest income	557	295
Interest expense	(401)	(310)
Gain on extinguishment of liability	164	—
Other income (expense), net	156	(367)
Income (Loss) before income taxes	9,024	(6,922)
Benefit from (provision) for income taxes	12,376	(1,726)
NET INCOME (LOSS)	21,400	(8,648)
Net loss attributable to noncontrolling interests	1,385	1,654
NET INCOME (LOSS) ATTRIBUTABLE TO GENIE ENERGY LTD.	22,785	(6,994)
Dividends on preferred stock	(1,481)	(1,481)
NET INCOME (LOSS) ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$21,304	$(8,475)

Earnings (loss) per share attributed to Genie Energy Ltd. common stockholder
Basic	$0.85	$(0.36)
Diluted	$0.83	$(0.36)

Weighted-average number of shares used in calculation of earnings (loss) per share
Basic	25,154	23,531
Diluted	25,695	23,531

Dividends declared per common share	$0.30	$0.30
(i) Stock-based compensation included in selling, general and administrative expenses	$4,523	$5,213

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2018	2017
OPERATING ACTIVITIES
Net income (loss)	$21,400	$(8,648)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,062	2,140
Deferred income taxes	(13,483)	(360)
Provision for doubtful accounts receivable	904	762
Stock-based compensation	4,523	5,213
Gain on sale disposal of property and equipment	(18)	—
Gain on extinguishment of liability	(164)	—
Write-off of capitalized exploration costs	—	6,483
Impairment of assets	2,742	—
Equity in the net loss of equity method investees	3,430	565
Change in assets and liabilities, net of effect of acquisition:
Trade accounts receivable	7,817	(8,024)
Inventory	(4,764)	2,003
Prepaid expenses	219	(2,027)
Other current assets and other assets	2,726	(3,703)
Trade accounts payable, accrued expenses and other current liabilities	(7,319)	15,110
Due to IDT Corporation	20	88
Income taxes payable	(741)	(222)
Net cash provided by operating activities	19,354	9,380
INVESTING ACTIVITIES
Capital expenditures	(584)	(3,292)
Investments in capitalized exploration costs – unproved oil and gas property	—	(5,531)
Proceeds from disposal of property	62	—
Payment for acquisition of license in Japan	(745)	—
Cash transferred to Atid	(209)	—
Payment for acquisition, net of cash acquired	(250)	(4,180)
Repayment of notes receivable	94	445
Investments in equity method investees	(1,306)	(3,970)
Net cash used in investing activities	(2,938)	(16,528)
FINANCING ACTIVITIES
Dividends paid	(9,256)	(8,908)
Purchases of equity of subsidiary	—	(312)
Proceeds from revolving line of credit and loan payable	—	14,450
Repayment of revolving line of credit and loan payable	—	(12,655)
Repayment of notes payable	10	—
Proceeds from exercise of stock options	—	108
Proceeds from sales of Class B common stock and warrants	6,000	—
Repurchases of Class B common stock from employees	(889)	(829)
Net cash used in financing activities	(4,135)	(8,146)
Effect of exchange rate changes on cash and cash equivalents	(11)	169
Net increase (decrease) in cash and cash equivalents	12,270	(15,125)
Cash and cash equivalents at beginning of year	31,927	47,052
Cash and cash equivalents at end of year	$44,197	$31,927
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$400	$310
Cash payments made for income taxes	$1,771	$2
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Class B common stock issued for GRE deferred stock units	$1,886	$1,845
Receivable for issuance of equity written-off	$—	$1,667
Purchase of equity of subsidiary	$(4,140)	$—
Carrying value of assets contributed to New Atid	$1,000	$—

Reconciliation of Non-GAAP Financial Measure for the Fourth Quarter and Full Year 2018

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the four quarter and full year 2018, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of joint venture, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation, amortization, stock-based compensation, and write-down of assets held for sale to fair value.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Write-down of assets held for sale to fair value is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. From time-to-time, Genie Energy may determine that a line of business is outside of its core business and therefore decide to dispose of the related assets and liabilities. However, such disposals do not occur each quarter. Genie Energy does not believe the losses or gains from asset disposals or sales are components of its or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GES	GOGAS	Corporate
Three Months Ended December 31, 2018 (4Q18)
Adjusted EBITDA	$(554)	$2,061	$(480)	$(1,110)	$(1,024)
Subtract:
Stock-based compensation	836	190	-	-	646
Depreciation and amortization	416	245	157	14	-
Income (loss) from operations	$(1,806)	$1,626	$(637)	$(1,124)	$(1,671)
Interest income	174
Interest expense	(140)
Other income, net	32
Income taxes	14,109
Net income	12,368
Net loss attributable to noncontrolling interests	264
Net income attributable to Genie Energy Ltd.	$12,632

	Total	Genie Retail Energy
Three Months Ended September 30, 2018 (3Q18)
Adjusted EBITDA	$8,042	$9,939
Subtract:
Write-down of assets held for sale to fair value	451	-
Stock-based compensation	1,082	5
Depreciation and amortization	463	430
Income from operations	6,046	$9,373
Interest income	195
Interest expense	(89)
Gain on extinguishment of liability	164
Other income, net	25
Provision for income taxes	(675)
Net income	5,666
Net loss attributable to noncontrolling interests	251
Net income attributable to Genie Energy Ltd.	$5,917

	Total	Genie Retail Energy	GES	GOGAS	Corporate
Three Months Ended December 31, 2017 (4Q17)
Adjusted EBITDA	$8,946	$12,871	$(77)	$(2,487)	$(1,361)
Subtract:
Stock-based compensation	1,422	108	-	200	1,114
Depreciation and amortization	612	446	7	159	-
Write-off of capitalized exploration costs	6,483	-	-	6,483	-
Income (loss) from operations	429	$12,317	$(84)	$(9,329)	$(2,475)
Interest income	88
Interest expense	(111)
Other income, net	54
Provision for income taxes	(1,273)
Net loss	(813)
Net loss attributable to noncontrolling interests	1,027
Net income attributable to Genie Energy Ltd.	$214

Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GES	GOGAS	Corporate
Year Ended December 31, 2018
Adjusted EBITDA	$17,874	$26,897	$(804)	$(3,885)	$(4,333)
Subtract:
Stock-based compensation	4,523	563	-	-	3,960
Depreciation and amortization	2,062	1,537	178	345	1
Impairment		2,742		2,742
Income (loss) from operations	8,548	$24,797	$(982)	$(6,972)	$(8,295)
Interest income	557
Interest expense	(401)
Gain on extinguishment of liability	164
Other expense, net	156
Provision for income taxes	12,376
Net income	21,400
Net loss attributable to noncontrolling interests	1,385
Net income attributable to Genie Energy Ltd.	$22,785

	Total	Genie Retail Energy	GES	GOGAS	Corporate
Year Ended December 31, 2017
Adjusted EBITDA	$7,296	$19,604	$(763)	$(6,153)	$(5,392)
Subtract:
Stock-based compensation	5,213	516	-	255	4,442
Depreciation and amortization	2,140	1,718	22	400	1
Write-off of capitalized exploration costs	6,483	-	-	6,483	-
(Loss) income from operations	(6,540)	$17,370	$(784)	$(13,290)	$(9,835)
Interest income	295
Interest expense	(310)
Other expense, net	(367)
Provision for income taxes	(1,726)
Net loss	(8,648)
Net loss attributable to noncontrolling interests	1,654
Net loss attributable to Genie Energy Ltd.	$(6,994)

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